Exhibit 99.1

CONTACTS:	For Release Feb. 14, 2011
Michael Lawson, Investors, (513) 763-1992	4 p.m. Eastern Time
Lori Dorer, Media, (513) 345-1685

Kendle Announces CEO Succession Plan,
Promotes Stephen Cutler, PhD, to President and CEO
Candace Kendle, PharmD, to continue as Chairman,
Jamie Macdonald to join Company as New Senior Vice President and COO;
Leadership Changes Effective May 1

CINCINNATI, Feb. 14, 2011 — Kendle (Nasdaq: KNDL), a leading, global full-service clinical research organization (CRO), today announced that as part of a planned succession Senior Vice President and COO Stephen Cutler, PhD, will become the Company’s next President and CEO. Chairman and CEO Candace Kendle, PharmD, will continue to serve as Chairman. Assuming the role of Senior Vice President and COO from Dr. Cutler will be Jamie Macdonald, who brings 16 years of experience in the CRO industry to Kendle. Dr. Kendle, Dr. Cutler and Mr. Macdonald will assume their new roles May 1.

Also effective May 1, Christopher Bergen will leave his position as Executive Vice President and CAO but will continue to serve on the Company’s Board of Directors. The CAO role, held by Mr. Bergen since July 2009 to lead the Company’s key global connectivity initiatives, including ERP, will be eliminated as these initiatives are in advanced stages of implementation.

“We would like to thank our leadership team and the many talented associates across the globe with whom we have had the privilege to work in making Kendle the leading CRO it is today,” said Dr. Kendle. “With the Company solidly positioned for growth in a strengthening market and an outstanding CEO successor and executive team in place, now is the right time for me to step into the role of a non-executive Chairman.”

Commenting on Dr. Cutler’s qualifications to assume the President and CEO role, Dr. Kendle continued, “Steve Cutler is ideally suited to lead Kendle moving forward. With more than 20 years of senior management and operations leadership experience in the CRO and biopharmaceutical industries, he has a strong track record of success in building outstanding teams, executing winning strategies and driving operational and service excellence. Since 2009, Steve has been central to Kendle’s leadership during a critical period in our history and has been a key architect of our return-to-growth strategy. I have enjoyed working with him and the Board as part of the planned succession process and look forward to working together to ensure a smooth and orderly transition.”

“I am thrilled to lead Kendle through the next chapter in its growth,” said Dr. Cutler. “As a result of Candace’s leadership, we are poised for growth in the fastest-growing segment of outsourced clinical development services. Our focus is on differentiating Kendle through best-in-class delivery and innovative solutions leveraging creative

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patient access and retention approaches, cost-effective drug development models and emerging market capabilities. I look forward to continuing to work closely with Candace, our senior management team and our associates around the globe to deliver best-in-class clinical development solutions for our customers and exceptional value for our shareholders.”

Dr. Cutler joined Kendle in 2009 as Senior Vice President and COO and since that time has provided global leadership for the Company’s worldwide Late Stage operations. Prior to Kendle, Dr. Cutler spent 14 years with Quintiles where he served as Senior Vice President, Global Project Management; Senior Vice President, Clinical, Medical and Regulatory; Senior Vice President, Project Management – Europe; and  Vice President, Oncology – Europe as well as regional leadership positions in South Africa and Australia.  Prior to joining Quintiles Dr. Cutler held positions with Sandoz (now Novartis) in Australia and Europe. He holds a Doctorate in Philosophy from the University of Sydney in Sydney, Australia, and a Master’s of Business Administration from the University of Birmingham in Birmingham, England. Dr. Cutler represents Kendle on the Board of Directors of the Association of Clinical Research Organizations (ACRO).

Assuming the role of Senior Vice President and COO from Dr. Cutler will be Jamie Macdonald. Mr. Macdonald will join Kendle May 1 following 16 years with Quintiles where he served most recently as Senior Vice President and Head of Global Project Management with direct responsibility for more than 1,000 associates and delivery of approximately $2 billion in annual service revenue. While at Quintiles Mr. Macdonald held a number of executive-level roles, including Senior Vice President, North American Clinical Operations; Vice President/General Manager, Early Development and Lab Services; and Head of Finance (CFO), Global Early Development and Lab Services. He earned a Bachelor of Arts in Economics from Heriot-Watt University in Edinburgh, Scotland, and is a UK qualified Chartered Management Accountant (ACMA).  Mr. Macdonald will report to Dr. Cutler and will serve on Kendle’s Executive Committee.

“Kendle is an organization known for its talented people and flexible, customer-focused culture,” said Mr. Macdonald. “I look forward to joining the Company and to contributing to the future growth and success of its global operations across the Phase I-IV market.”

Dr. Kendle and Mr. Bergen co-founded Kendle in 1981 and under their leadership the Company has advanced from a small consulting business to one of the largest global Phase I-IV CROs with more than 3,100 associates in 31 countries across North America, Europe, Asia/Pacific, Latin America and Africa.  2011 marks the Company’s 30th year in the CRO industry and its 14th as a publicly held company.

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About Kendle

Kendle International Inc. (Nasdaq: KNDL) is a leading global clinical research organization providing the full range of early- to late-stage clinical development services for the world's biopharmaceutical industry. Our focus is on innovative solutions that reduce cycle times for our customers and accelerate the delivery of life-enhancing products to market for the benefit of patients worldwide. As one of the world’s largest global providers of Phase I-IV services, we offer experience spanning more than 100 countries, along with industry-leading patient access and retention capabilities and broad therapeutic expertise, to meet our customers' clinical development challenges.

Additional information and investor kits are available upon request from Kendle, 441 Vine Street, Suite 500, Cincinnati, OH 45202 or from the Company's website at www.kendle.com.

Forward-Looking Statements

Certain statements and information contained in this press release may be deemed to be forward-looking statements under federal securities laws and the provisions of the Private Securities Litigation Reform Act of 1995. Kendle intends that such forward-looking statements be subject to the safe-harbor created thereby. All such forward-looking statements, including the statements contained herein regarding anticipated trends and growth in the industry and for Kendle, are based largely on management's expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those risks as detailed from time to time in Kendle's Annual Report on Form 10-K as well as periodic reports filed with the SEC.   All information in this press release is current as of Feb. 14, 2011. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

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